Exhibit 99.4

Kellogg Company News

For release: October 23, 2006
Media Contact: Celeste Clark, Ph.D. (269) 961-3799
Analysts Contact: Simon Burton, CFA (269) 961-6636

David Mackay Named Chief Executive Officer of Kellogg Company
Effective December 31, 2006
Jim Jenness to Continue as Chairman
BATTLE CREEK, Mich.—Kellogg Company (NYSE:K) announced today that the company’s Board of Directors has elected David Mackay, 51, as chief executive officer effective December 31, 2006. Jim Jenness, 60, will continue as chairman of Kellogg and a member of the Board of Directors.
“David’s promotion to CEO is gr-r-reat for our company and shareholders. His contribution to growing and sustaining the company’s performance has been invaluable,” said Kellogg chairman and chief executive officer, Jim Jenness. “With David at the helm, a strong management team, and the 26, 000 employees around the world, our commitment to deliver sustainable performance driven by realistic goals will continue to be the focus.”
Mr. Mackay joined Kellogg Australia as group product manager in 1985, and since that time, he has held numerous management and leadership positions in the United States, Australia, and Europe. After leaving the company for a brief period, he rejoined Kellogg Australia in 1998 and returned to the U.S. business in 2000. Mr. Mackay was actively involved in developing the growth strategy for the company and has been a member of the Executive Management Team for five years. Most recently, he served as president and chief operating officer.
Jim Jenness, who has over a 30-year relationship with the company, has led Kellogg since 2004. During this time, Mr. Jenness continued to build on the success of the company and has delivered sustainable results quarter after quarter.

Commenting further, Mr. Jenness said, “I have a deep passion for Kellogg and enormous respect for our dedicated employees. There is no doubt David will continue to leverage the vision and values of Mr. Kellogg.”
Speaking on behalf of Kellogg’s Board of Directors, Gordon Gund, chairman of the nominating and governance committee, indicated, “Jim’s style and love for Kellogg have set exactly the right tone. We are grateful to him for the continued growth under his leadership and the continuity of our management team. We are pleased that he will continue to provide his perspective and insights as chairman of the Board.”
Mr. Gund continued, “David has been a member of the Board for the past two years, and we have seen firsthand his leadership and strong operational expertise. His Kellogg accumulated knowledge is a tremendous asset for the company. “
Commenting on his appointment, Mr. Mackay said, “I am humbled by the opportunity to lead the company and sincerely appreciate the confidence Jim and the Board have in me. I look forward to continuing to drive our focused strategy and business model.”
About Kellogg Company
     With 2005 sales in excess of $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg Company’s web site at www.kelloggcompany.com.
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